Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Charles Marentette, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6184 or charles.marentette@bestbuy.com

Wade Bronson, Director of Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy First-Quarter Diluted
EPS Rises 10 Percent to $0.43

Company Reports 3.7% Comparable Store Sales Gain

First-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	May 31, 2008	June 2, 2007
Revenue	$8,990	$7,927
Comparable store sales % gain[1]	3.7%	3.0%
Gross profit as % of revenue	23.7%	23.9%
SG&A as % of revenue	20.6%	20.5%
Operating income	$277	$266
Operating income as % of revenue	3.1%	3.4%
Net earnings	$179	$192
Diluted EPS	$0.43	$0.39

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

MINNEAPOLIS, June 17, 2008 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $179 million, or $0.43 per diluted share, for its fiscal first quarter ended on May 31, 2008. The leading U.S. and Canada consumer electronics retailer’s diluted earnings per share increased 10 percent, compared with $0.39 per diluted share, or $192 million, for the prior-year first quarter. The mean analyst estimate for the fiscal 2009 first quarter was $0.37 per share.

The operating income growth was driven by solid revenue growth through new store openings and a comparable store sales increase of 3.7 percent. These factors were partially offset by a 20-basis-point decline in the gross profit rate and a 10-basis-point increase in the SG&A rate. The

1

company’s diluted EPS benefited from a lower weighted average diluted share count (driven by the share repurchase activities in the prior fiscal year) as well as the operating income gain, which was partially offset by a reduction in investment income.

First-Quarter Highlights

•                  Total quarterly revenue increased 13 percent to $9.0 billion, driven by new store openings, a comparable store sales gain of 3.7 percent and foreign currency exchange fluctuations. Total online revenue grew 30 percent for the quarter as consumers responded to new online features, such as improved navigation and the addition of customer reviews and ratings.

•                  Domestic revenue grew 11 percent, reflecting the net addition of 106 new stores in the past 12 months as well as a comparable store sales gain of 3.5 percent. International revenue grew 26 percent, aided by favorable fluctuations in foreign currency exchange rates, the net addition of 39 new stores in the past 12 months and a comparable store sales gain of 4.7 percent.

•                  The company estimated that its domestic market share increased by approximately 1.5 percentage points compared with the prior year’s period, with the gains showing up in key categories such as TVs, computing, video gaming and mobile phones. The gain was led by the home office category, aided by the expansion of Apple computing products to nearly 500 U.S. Best Buy stores and the addition of Dell computers into the assortment at all U.S. Best Buy stores starting last December, on top of carrying all of the other major brands.

•                  The company added more than 3 million members to its loyalty program in the United States during the first quarter of fiscal 2009, finishing the first quarter with more than 29 million Reward Zone members.

•                  The company operated 599 Best Buy Mobile locations within its U.S. Best Buy stores at quarter end. On a year-over-year basis, these locations continued to enjoy strong double-digit gains in the number of wireless connections (including cellular phones and wireless broadband cards), driving a strong double-digit comparable store sales gain for the wireless category. The company expects to convert all U.S. Best Buy locations by the end of calendar 2008. Due to the strong results driven by the Best Buy Mobile employees coupled with the expertise of The Carphone Warehouse Group PLC, the company has now, subsequent to the end of the quarter, decided to extend its relationship with CPW under the existing agreement to include similar experiences in Canada, China, Mexico and Turkey. Providing leadership for this international expansion of Best Buy Mobile will be Charles Dunstone, CEO of CPW.

•                 Best Buy announced its plans to start a new venture in Europe, in a new phase of its relationship with CPW. The new venture will primarily consist of CPW’s mobile services and retail distribution businesses, which includes more than 2,400 European stores; as well as CPW’s share of Best Buy Mobile in the United States and Geek Squad operations in the United Kingdom and Spain. Best Buy agreed to pay CPW £1.1 billion, or approximately $2.1 billion, in cash for a 50-percent stake in the new venture. The company expects the transaction to close on June 30, 2008, subject to customary approvals.

“We believe that we can grow our business faster than the competition by understanding the needs of customers near each store, regularly testing new ways to serve those unique customers, and doing a better job of engaging our employees’ talents to help us do that,” said Brad Anderson, vice chairman and CEO of Best Buy. “The feedback we’re getting from our general managers is that our growth in the first quarter came in part from having a common goal of growing locally, combined with a clear picture for how each employee can write himself or herself into the story.”

First-Quarter Results Show Better-Than-Expected Revenue Growth

For the fiscal 2008 first quarter, Best Buy’s revenue increased 13 percent to $9.0 billion, compared with revenue of $7.9 billion for the first quarter of fiscal 2008. The revenue increase reflected the net addition of 145 new stores in the past 12 months, a comparable store sales gain of 3.7 percent and the favorable impact of foreign currency fluctuations. The comparable store sales gain accelerated in the second half of the quarter and remains solid thus far in early fiscal June. The comparable store sales gain for the quarter was driven by an increase in the average selling price, as the company’s revenue mix continued to reflect a shift toward higher-ticket items, such as flat-panel TVs, video gaming consoles, notebook computers and GPS devices.

The gross profit rate for the fiscal first quarter was 23.7 percent of revenue, which declined 20 basis points from the prior-year’s fiscal first-quarter rate, due to the mix of the revenue growth. Stronger-than-anticipated revenue from lower-margin items such as notebook computers and video game consoles contributed to the decline. Partially offsetting these decreases was the positive impact of increased sales in mobile phones as well as a year-over-year improvement in promotional effectiveness—particularly in televisions, inclusive of taking into account the increased use of financing offers as a customer value proposition.

Best Buy’s SG&A expense rate increased to 20.6 percent of revenue for the fiscal first quarter, compared with 20.5 percent of revenue for the prior year’s fiscal first quarter. The year-over-year increase was better than expected as solid revenue growth largely offset planned investments for future growth. As expected, the company invested in its IT capabilities, the launch and operation of

Best Buy Mobile store-within-a-store locations and international investments, such as IT infrastructure, customer research capabilities and start-up costs associated with launching and preparing to launch new stores in China, Mexico and Turkey.

The company reported investment and other income of $21 million, compared with $44 million in the prior year’s fiscal first quarter. The reduction in investment and other income reflected the impact of lower average cash and investment balances due to the company’s $3.5 billion of share repurchases in fiscal 2008.

“We are incredibly encouraged by our employees’ continued energy and appetite for growth around the globe,” said Brian Dunn, president and chief operating officer of Best Buy. “We are very clear on our growth goals—particularly at the store level, where we are getting outstanding traction on locally driven growth ideas. We have an amazing opportunity to pair the power of our scale with our local insights which are closest to the customer—and we see many indicators that our growth propositions are working.”

Company Reiterates Annual EPS of $3.25 to $3.40 for Fiscal 2009, Excluding New Venture

Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO, said, “We are off to a solid start and remain on track to deliver $3.25 to $3.40 of diluted EPS for the year. The ability of our employees to deliver strong top-line and positive operating income results in a challenging environment reflects their focus on the customer and underscores our belief in their ability to grow the company.”

The company continues to expect $43 billion to $44 billion in revenue for the fiscal year, assuming a comparable store sales gain for the year of 1 percent to 3 percent. Also, as previously reported, Best Buy does not plan to repurchase any of its shares in fiscal 2009.

Best Buy’s current earnings guidance excludes the impact of its new venture with CPW, which remains subject to customary approvals. The company currently anticipates closing the transaction by June 30, 2008. The company also currently expects to report the results of the new venture on a two-month lag, similar to the reporting lag in China. As a result of the company’s current decision to report the operating performance of the new venture on a two-month lag (whereas the financing costs related to the transaction will commence on the transaction closing date), the company now expects the CPW transaction’s net accretion to be modestly below the previously announced range of $0.05 to $0.07 per diluted share for fiscal 2009.

“It is very early in what we still expect to be a volatile year for the consumer. While the challenges in the external environment will continue to make consumer spending difficult to predict, we are very encouraged by the local growth plans we’ve developed to serve our customers both today and into the future,” added Muehlbauer.

Quality of Execution Drives Revenue Growth

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended
	May 31, 2008	June 2, 2007
Revenue	$7,453	$6,704
Comparable store sales % gain[1]	3.5%	1.7%
Gross profit as % of revenue	24.4%	24.6%
SG&A as % of revenue	20.7%	20.6%
Operating income	$277	$270
Operating income as % of revenue	3.7%	4.0%

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

Best Buy’s domestic segment—comprised of U.S. Best Buy, Best Buy Mobile, U.S. Geek Squad, Magnolia Audio Video, Pacific Sales and Speakeasy operations—reported first-quarter operating income of $277 million, a increase of $7 million, compared with the prior year’s fiscal first quarter.

The domestic segment’s fiscal first-quarter revenue totaled $7.5 billion, an increase of 11 percent over the prior year’s first quarter. The revenue increase was driven by the net addition of 106 new stores in the past 12 months and a comparable store sales gain of 3.5 percent.

The 30-basis-point decrease in the operating income rate reflected a 20-basis-point decline in the gross profit rate and a 10-basis-point increase in the SG&A rate. The reduction in the gross profit rate was driven by a continued shift in the revenue mix to lower-margin video game hardware and notebook computers, which was partially offset by improvements due to mobile phones increasing in the revenue mix as well as an improved gross profit rate within the home theater category. The increase in the SG&A rate was better than expected as solid revenue growth largely offset planned investment spending on the Best Buy Mobile expansion and information technology projects designed to enhance the company’s point-of-sale systems and multi-channel capabilities.

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	May 31, 2008	June 2, 2007	May 31, 2008	June 2, 2007
Consumer Electronics	39%	40%	(0.6)%	(0.4)%
Home Office	31%	29%	9.3%	5.9%
Entertainment Software	18%	18%	8.2%	(0.8)%
Appliances	6%	6%	(10.6)%	2.0%
Services	6%	6%	5.0%	7.3%
Other	<1%	1%	n/a	n/a
Total	100%	100%	3.5%	1.7%

During the first quarter of fiscal 2009, Best Buy’s domestic comparable store sales gain was driven by higher revenue from flat-panel TVs, video gaming, notebook computers and mobile phones. These gains more than offset comparable store sales declines in projection and tube TVs, digital cameras, CDs and major appliances.

The home office revenue category led the domestic revenue growth for the fiscal first quarter. The home office revenue category, which accounted for 31 percent of fiscal first-quarter revenue, had a 9.3-percent comparable store sales gain. A double-digit comparable store sales increase for notebook computers fueled the growth as customers looked to expand the number of computers per household and responded to Best Buy’s industry-leading assortment. Mobile phones experienced a strong double-digit comparable store sales gain, led by the expansion of Best Buy Mobile, which offers an improved assortment and customer service along with independent advice. These gains were partially offset by comparable store sales declines in printers, landline phones and computer networking products.

The entertainment software revenue category, which comprised 18 percent of first-quarter revenue, increased 8.2 percent on a comparable store sales basis. A solid double-digit gain in comparable store sales of video gaming was fueled by new software releases, as well as strong sales of consoles, which offered better in-stock levels and attractive pricing. These gains were partially offset by continued comparable store sales declines for CDs and DVDs.

The services revenue category accounted for 6 percent of first-quarter revenue. On a comparable store sales basis, the services category increased 5.0 percent. A high single-digit gain in computer services and a low double-digit gain in home theater services combined with a mid single-digit increase in warranty comparable store sales to drive the improvement. The company attributed the warranty increase, which was a change in trend, to the increased volume of large-ticket items, such as flat-panel TVs and notebook computers.

Consumer electronics, which represented 39 percent of first-quarter revenue, posted a 0.6-percent comparable store sales decline. Within consumer electronics, projection and tube televisions experienced a strong double-digit comparable store sales decline as consumers continued to opt for flat-panel technology. Digital imaging also experienced a low double-digit comparable store sales decline as household penetration of digital cameras increased. Offsetting these declines were solid double-digit increases in flat-panel TVs and GPS products. Flat-panel television growth was driven by compelling customer solutions, new model availability and attractive financing offers. The total television category posted a low double-digit comparable store sales gain.

The appliances revenue category, which totaled 6 percent of fiscal 2009 first-quarter revenue, had a comparable store sales decline of 10.6 percent. This decrease was driven by a low double-digit decline in major appliances amid a challenging industry-wide environment, partially offset by an increase in average selling prices versus the prior year. Despite negative industry trends, Best Buy estimates that it is increasing its market share in appliances as customers chose Best Buy’s energy-efficient assortment and customer-focused labor model.

The company estimated that its market share rose to a record high in the first calendar quarter of the year.

Dunn said, “We had outstanding execution across our enterprise, with all of our employees focused on delivering a great experience for our customers. We believe we are growing our market share, and we expect the insights we’re gaining every day will simply open more doors for growth in the future. When we combine motivated and engaged employees with the resources of our entire enterprise, we can accomplish amazing things. It’s very rewarding when it all comes together in a challenging environment like this one.”

International Segment Delivers Solid Gross Profit Rate Improvement

International Performance Summary
(U.S. dollars in millions)

	Three Months Ended
	May 31, 2008	June 2, 2007
Revenue	$1,537	$1,223
Comparable store sales % gain[1]	4.7%	12.8%
Gross profit as % of revenue	20.3%	19.9%
SG&A as % of revenue	20.3%	20.2%
Operating income (loss)	$0	$(4)
Operating income (loss) as % of revenue	0.0%	(0.3)%

1 Comprised of revenue at stores and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

The company’s international segment—comprised of Best Buy and Geek Squad operations in Canada and China, Five Star operations in China, and Future Shop operations in Canada—broke even in the first quarter of fiscal 2009, an improvement compared with a loss of $4 million in the prior year’s fiscal first quarter.

The international segment’s fiscal first-quarter revenue rose 26 percent to $1.5 billion. The revenue increase was driven by fluctuations in foreign currency exchange rates, the net addition of 39 new stores and a comparable store sales gain of 4.7 percent. Consumers responded well to the company’s offers, including the choice of two unique brands in both Canada and China. In Canada, the 4.3-percent comparable store sales gain reflected strong consumer interest in video gaming, flat-panel TVs, GPS devices and notebook computers at both Future Shop and Best Buy stores. Revenue from retail operations in China grew 32 percent to approximately $390 million for the first quarter. China’s revenue growth included the impact of new store openings and a comparable store sales gain of 6.3 percent, which was on top of strong growth in the prior year’s period. (The company reports results from its operations in China on a two-month lag.)

The 40-basis point improvement in the international gross profit rate was driven largely by improved promotional management coupled with lower financing costs, which were partially offset by negative revenue mix in Canada, similar to the mix changes in the United States. The SG&A rate rose by 10 basis points due to investment spending for continued international growth, including investments in information technology, customer analytics and new store start-up expenses for China, Mexico, Turkey and Europe, which more than offset the benefits of cost controls in Canada.

International Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	May 31, 2008	June 2, 2007	May 31, 2008	June 2, 2007
Consumer Electronics	38%	39%	(1.3)%	9.8%
Home Office	30%	31%	2.9%	13.8%
Entertainment Software	12%	11%	23.1%	18.1%
Appliances	15%	14%	13.0%	7.5%
Services	5%	5%	3.6%	17.3%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	4.7%	12.8%

Entertainment software, which represented 12 percent of first-quarter revenue for the international segment, posted a 23.1-percent comparable store sales gain. A solid double-digit increase from video gaming and a high single-digit increase in DVDs more than offset a decline in CDs. Appliances, representing 15 percent of revenue, experienced a 13.0-percent comparable store sales increase, driven by a low double-digit gain in China, which was partially offset by a high single-digit decline in Canada. The home office revenue category, which comprised 30 percent of first-quarter revenue, experienced a 2.9-percent comparable store sales gain as customers in Canada and China opted for the mobility of notebook computers. Partially offsetting these gains was consumer electronics, representing 38 percent of first-quarter revenue, which posted a 1.3-percent comparable store sales decline. A low double-digit increase in flat-panel TVs and a triple-digit increase in GPS devices were more than offset by a solid double-digit decline in tube TVs and the exiting of the projection TV business in Canada, due to consumer preference for flat panels.

 “We are pleased with our international results,” said Bob Willett, CEO – Best Buy International and chief information officer. “We made significant improvements in the profitability of our Canadian operations and continued to prepare for further expansion in China, followed by Mexico, Turkey and Europe. We are gaining valuable customer insights around the world, and the performance in the first quarter was consistent with our expectations.”

The company also lowered its new store opening plans in China for fiscal 2009. The company now expects to open eight to 16 Five Star stores and one to three Best Buy stores, pending government approval. The previous guidance was 20 to 25 Five Star openings and five to eight Best Buy openings. “We are very pleased with our progress in China, and expect to have a very long and bright future serving Chinese consumers. While we are working through the timing of our store openings, our commitment to China as a growth market is unwavering,” added Willett.

Investments in Auction-Rate Securities

At May 31, 2008, Best Buy held $380 million (par value) of investments in auction-rate securities, the vast majority of which are AAA/Aaa-rated and collateralized by student loans guaranteed 95 percent to 100 percent by the U.S. government. As previously disclosed, the company held $417 million (par value) of investments in auction-rate securities at March 1, 2008. The company continues to classify all of its investments in auction-rate securities in non-current assets and carries these investments at par, which approximates fair value.

The company continues to believe that it will ultimately recover all amounts invested in these securities, given their high credit quality. To date, Best Buy has collected all interest due on the auction-rate securities and expects to continue to do so in the future. Management does not believe the current illiquidity of these investments will have a material impact on Best Buy’s ability to execute its business plans.

Store Counts and Shareholder Return Information

During the first quarter of fiscal 2009, the company opened 26 U.S. Best Buy stores, including six of its 45,000-square-foot stores, 18 of its 30,000-square-foot stores, and two of its 20,000-square-foot stores. At the end of the first quarter, the domestic segment included 949 Best Buy stores, 14 Best Buy Mobile stand-alone stores, seven Geek Squad stand-alone stores, 13 Magnolia Audio Video stores and 20 Pacific Sales showrooms. The international segment included 161 Five Star stores and one Best Buy store in China, as well as 133 Future Shop stores and 51 Best Buy stores in Canada. For the trailing 12 months, the company opened 157 new stores and closed 12 stores. More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

On May 14, 2008, the company paid a dividend of 13 cents per share, or $54 million in the aggregate, which was a 30-percent increase compared with the dividend per share paid in the prior year’s first quarter.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time on June 17, 2008. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

The company also is preparing to host its regular meeting of shareholders at 9:30 a.m. Central Time on Wednesday, June 25, 2008, at its corporate headquarters. The regular meeting of shareholders is expected to be Web cast as well.

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: failure to receive necessary approvals for the transaction; failure to achieve anticipated benefits of the transaction; and integration challenges relating to the new venture.  Other factors include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, and the impact of labor markets and new product introductions on overall profitability. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

Best Buy Co., Inc. (NYSE:BBY) operates an international portfolio of brands with a commitment to growth and innovation.  Our employees strive to provide customers around the world with superior experiences by responding to their unique needs and aspirations.  We sell consumer electronics, home-office products, entertainment software, appliances and related services through more than 1,300 retail stores across the United States, throughout Canada and in China. Our multi-channel operations include: Best Buy (BestBuy.com, BestBuy.ca, BestBuy.com.cn and BestBuyMobile.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com and GeekSquad.ca), Pacific Sales Kitchen and Bath Centers (PacificSales.com), Magnolia Audio Video (Magnoliaav.com), Jiangsu Five Star Appliance Co. (Five-Star.cn) and Speakeasy (Speakeasy.net). Best Buy supports the communities in which its employees work and live through volunteerism and grants that benefit children and education.

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BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited)

	Three Months Ended
	May 31, 2008	June 2, 2007
Revenue	$8,990	$7,927
Cost of goods sold	6,857	6,035
Gross profit	2,133	1,892
Gross profit %	23.7%	23.9%
Selling, general and administrative expenses	1,856	1,626
SG&A %	20.6%	20.5%
Operating income	277	266
Other income (expense)
Investment income and other	21	44
Interest expense	(13)	(7)
Earnings before income taxes, minority interest and equity in loss of affiliates	285	303
Income tax expense	106	113
Effective tax rate	37.1%	37.1%
Minority interest	1	2
Equity in loss of affiliates	(1)	—
Net earnings	$179	$192

Earnings per share
Basic	$0.44	$0.40
Diluted[1]	$0.43	$0.39

Dividends declared per common share	$0.13	$0.10

Weighted average common shares outstanding (in millions)
Basic	411.4	478.8
Diluted[1]	423.4	491.5

[1]

The calculation of diluted earnings per share assumes the conversion of the company’s convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 for both the three months ended May 31, 2008, and June 2, 2007.

– Balance Sheets Follow –

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited)

	May 31,	June 2,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$1,475	$1,366
Short-term investments	68	1,436
Receivables	533	476
Merchandise inventories	5,005	4,298
Other current assets	652	730
Total current assets	7,733	8,306
Net property & equipment	3,456	3,026
Goodwill	1,085	1,049
Tradenames	98	93
Equity and other investments	529	348
Other assets	330	320
TOTAL ASSETS	$13,231	$13,142

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,697	$3,957
Accrued liabilities	1,821	1,662
Short-term debt	469	48
Current portion of long-term debt	40	19
Total current liabilities	7,027	5,686
Long-term liabilities	880	655
Long-term debt	650	598
Minority interests	40	33
Shareholders’ equity	4,634	6,170
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$13,231	$13,142

Certain amounts have been reclassified to conform to the current presentation.  These reclassifications had no effect on previously reported total assets, liabilities or shareholders’ equity.

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